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                     January 24, 2023

       Mingjun Lin
       Chief Executive Officer
       Kaixin Auto Holdings
       9/F, Tower A, Dongjin International Center
       Huagong Road
       Chaoyang District, Beijing 100015
       People   s Republic of China

                                                        Re: Kaixin Auto
Holdings
                                                            Form 20-F for
Fiscal Year Ended December 31, 2021
                                                            File No. 001-38261

       Dear Mingjun Lin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Yu Wang